Exhibit 5.4

Fasken Martineau DuMoulin LLP *	www.fasken.com
Barristers and Solicitors
Patent and Trade-mark Agents

2900 - 550 Burrard Street
Vancouver, British Columbia, Canada V6C 0A3

604 631 3131 Telephone
604 631 3232 Facsimile

March 4, 2009

United States Securities and Exchange Commission

Ladies and Gentlemen:

Re:     Registration Statement on Form F-10  (File No. 333-157468)

We hereby consent to the reference to us in the registration statement on Form F-10 as amended by Amendment No. 1 thereto (the “Registration Statement”) and the related short form prospectus (the “Prospectus”) of Great Basin Gold Ltd. dated March 4, 2009.  We also consent to the use of our firm name under the headings “Certain Canadian Federal Income Tax Considerations”, “Legal Matters” “Eligibility for Investment” and “Documents Filed As Part of the Registration Statement” and to the reference to our opinions under the headings “Eligibility for Investment” and “Canadian Federal Income Tax Considerations” as contained in the Prospectus included in the Registration Statement.

In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required by the United States Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder.

Sincerely,

/s/ FASKEN MARTINEAU DuMOULIN LLP

* Fasken Martineau DuMoulin LLP is a limited liability partnership and includes law corporations.

Vancouver	Calgary	Toronto	Ottawa	Montréal	Quebec City	London	Johannesburg